Exhibit 2.1
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among:

PEDEVCO CORP.,
a Texas corporation;

WHITE HAWK ENERGY, LLC.,
a Delaware limited liability company; and

GOM HOLDINGS, LLC,
a Delaware limited liability company

Dated as of December 29, 2015

AGREEMENT AND PLAN

OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of December 29, 2015 (the “Execution Date”), by and among:  PEDEVCO CORP., a Texas corporation (“Parent”); WHITE HAWK ENERGY, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”); and GOM HOLDINGS, LLC, a Delaware limited liability company (the “Company”).

RECITALS

A.           The Board of Directors of Parent, and the Managers of Merger Sub and the Company, deem it advisable and in the best interest of each entity and its respective stockholders or interest holders, as applicable, that Parent and the Company combine in order to advance the long-term business interests of Parent and the Company.

B.           The strategic combination of Parent and the Company (the “Merger”) shall be effected in accordance with the Limited Liability Company Act of Delaware (the “LLCA”) and the terms of this Agreement through a transaction in which (i) the Company will merge with and into Merger Sub (the “LLC Merger”), (ii) Merger Sub will be the surviving entity in the LLC Merger and will remain a wholly owned limited liability company subsidiary of Parent and will continue to carry on the business of the Company, and (iii) the interest holders of the Company will become stockholders of Parent (the Merger and the LLC Merger being herein referred to as the “Combination”).

C.           The Board of Managers of the Company (i) has unanimously determined that the Combination is advisable, fair to, and in the best interests of the Company and its interest holders and creditors, (ii) has unanimously determined that this Agreement is advisable and has approved this Agreement, the Combination and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the interest holders of the Company adopt this Agreement.

D.           The Board of Directors of Parent (i) has unanimously determined that the Combination is advisable and consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders and creditors, and (ii) has unanimously approved this Agreement, the Combination and the other transactions contemplated by this Agreement.

Unless otherwise provided herein, capitalized terms used herein have the meanings assigned to such terms in Section 13(p) below.

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Single Integrated Transaction.  For U.S. Federal income tax purposes, it is intended that the transactions contemplated by this Agreement constitute part of a single integrated transaction and are pursuant to a single integrated plan intended to qualify as a tax-free transaction under Section 368(a) the Internal Revenue Code of 1986, as amended (the “Code”).

2. Terms of Merger.  Immediately following the Effective Time (as defined below), without condition, Parent shall cause Merger Sub to file with the Secretary of State of the State of Delaware a properly executed certificate of merger for the LLC Merger (the “LLC Certificate of Merger”) conforming to the requirements of the LLCA, in a form mutually agreeable to the parties hereto. The LLC Merger shall become effective at the time the LLC Certificate of Merger is filed with the Secretary of State of the State of Delaware.

(a) Effects of the LLC Merger

(1) At the time at which the LLC Merger is filed with the Secretary of State of Delaware, as described above (the “Effective Time”), (i) the separate existence of the Merger Sub shall cease and the Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving entity in the LLC Merger (Merger Sub and the Company are sometimes referred to below as the “LLC Constituent Entities” and the Company following the LLC Merger is sometimes referred to below as the “Continuing LLC”), and (ii) the Certificate of Formation of the Company as in effect immediately prior to the Effective Time shall be unchanged by the LLC Merger, and (iii) the Company’s Limited Liability Company Operating Agreement shall be terminated in its entirety and have no further force or effect.

(2)           At and after the Effective Time, the Continuing LLC shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the LLC Constituent Entities; and all singular rights, privileges, powers, and franchises of each of the LLC Constituent Entities, and all property, real, personal, and mixed, and all debts due to either of the LLC Constituent Entities on whatever account, and all other things in action or belonging to each of the LLC Constituent Entities, shall be vested in the Continuing LLC, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Continuing LLC as they were of the LLC Constituent Entities, and the title to any real estate vested by deed or otherwise, in either of the LLC Constituent Entities, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the LLC Constituent Entities shall be preserved unimpaired, and all debts, liabilities, and duties of the LLC Constituent Entities shall thereafter attach to the Continuing LLC, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

 (3)           At the Effective Time, (i) the members of the Board of Directors and executive officers of the Parent holding office immediately prior to the Effective Time shall remain as the members of the Board of Directors and executive officers of the Parent, unless otherwise determined by the Parent and the Company upon mutual agreement prior to the Effective Time; (ii) the members of the Board of Managers of the Company holding office immediately prior to the Effective Time shall be automatically removed and replaced by the sole manager of the Merger Sub; and (iii) the executive officers of the Company holding office immediately prior to the Effective Time shall automatically be removed and replaced by the executive officers of the Parent, unless otherwise determined by the Parent and the Company upon mutual agreement prior to the Effective Time.

(4)           Upon the terms and subject to the conditions of this Agreement, the closing (as defined below) of the Merger will take place (a) at the offices of The Loev Law Firm, P.C., 6300 West Loop South, Suite 280, Bellaire, Texas 77401, at 7:00 a.m., Texas time, on the date that is the second Business Day after the satisfaction or waiver of the conditions set forth in Sections 7 and 8 hereof, other than conditions which by their terms are to be satisfied at the Closing, or (b) such other location, date or time as the parties may mutually agree (the “Closing Date”).  For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Texas Secretary of State is closed.

(b) Events Occurring Immediately Prior to the Closing.

(1)           On or prior to the Effective Time, the Parent Certificate of Designations of its Series B Convertible Preferred Stock as set forth on Exhibit A attached hereto will be filed with the Texas Secretary of State.

(2)           Immediately prior to the Merger becoming effective, or with the mutual consent of the parties, on the Closing Date, the Company shall consummate the Merger under the LLCA by filing a Certificate of Merger with the Delaware Secretary of State.

(c) Conversion of Securities in LLC Merger.

(1) By virtue of the LLC Merger and without any further action on the part of the Company or the Merger Sub or the holders of interests of the Company, each membership interest of the Company (each, a “Company Unit,” and collectively, the “Company Units”) then outstanding shall be converted into (i) its pro rata share of fully paid restricted shares of Common Stock of the Parent for a total aggregate of exactly 1,551,552 fully paid and nonassessable shares of Common Stock, par value $0.001 (“Parent Common Stock”); AND (ii) its pro rata share of fully paid restricted shares of Series B Convertible Preferred Stock of the Parent (the “Parent Series B Preferred Stock”) for a total aggregate of exactly 698,448 fully paid and nonassessable shares of Parent Series B Preferred Stock, par value $0.001 per share.

(2) On or prior to the Closing Date, Parent shall make available to its transfer agent (the “Exchange Agent”) for the benefit of the holders of Company Units, a sufficient number of certificates representing Parent Common Stock and Parent Series B Preferred Stock required to effect the delivery of the aggregate consideration in Parent Common Stock and Parent Series B Preferred Stock (collectively, the “Share Consideration” and the certificates representing such aggregate Share Consideration being referred to hereinafter as the “Stock Merger Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Share Consideration out of the Stock Merger Exchange Fund. The Stock Merger Exchange Fund shall not be used for any other purpose than as set forth herein.

(3) No fractional Parent securities shall be issued in the Merger. Each holder of Company Units shall be entitled to receive in lieu of any fractional Parent securities to which such holder otherwise would have been entitled pursuant to Section 2(c)(1) a cash payment in an amount equal to the product of (i) the fractional interest of a Parent securities to which such holder otherwise would have been entitled and (ii) the fair market value of one (1) Parent securities as determined by Parent’s Board of Directors in good faith.

(4) The issued and outstanding membership interests of Merger Sub immediately prior to the Closing Date shall remain issued and outstanding and shall constitute the only outstanding membership interests or other securities of the Continuing LLC.

(d) Other Matters.

(1) The Company will have no issued or outstanding options or warrants to purchase Company Units, or securities convertible into Company Units, at or immediately prior to Closing.

(2) At the Closing, the number of directors of Parent will remain unchanged at five (5) members (including in such five (5) member board of directors as of the date of this Agreement, one (1) vacancy).

(3) All stock of the Parent issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Parent Stock, and there shall be no further registration of transfers on the records of the Parent of shares of Company membership interests that were outstanding immediately prior to the Effective Time.

3. Representations of the Company.  The Company hereby represents and warrants to the Parent as of the Execution Date, provided that such representations and warranties shall also be considered re-confirmed and re-warranted as of the Closing Date, that except as set forth in the disclosure schedule delivered to the Parent by the Company at or prior to the execution and delivery of this Agreement, as supplemented or updated on or prior to the Closing Date (the “Company Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Section 3, it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule. Unless otherwise indicated, all representations and warranties made by the “Company” shall include the Company and any all Subsidiaries thereof.

(a) Organization, Standing and Authority of the Company.  The Company and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation or formation, with full corporate power and authority to carry on their business as now conducted and are duly qualified to do business in any jurisdiction where their ownership or leasing of property or the conduct of their business requires such qualification, except where the failure to have such corporate power and authority or to so qualify would not have a Material Adverse Effect on the Company or any Subsidiary thereof.

(b) Authorized and Effective Agreement.

(1) The Company has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement.  The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by the Managers of the Company, which authorization constitutes all necessary corporate action in respect thereof and which have not been rescinded, revoked or otherwise adversely modified.

(2) This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other Legal Requirements of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3) Neither the execution and delivery of this Agreement, nor consummation of the Merger and the other transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the Certificate of Formation or Limited Liability Company Operating Agreement (the “Operating Agreement”) of the Company or (ii) violate any Legal Requirements applicable to the Company.

(4) Other than the filing of the LLC Certificate of Merger with the Delaware Secretary of State, consent of the holders of Company Units of the Company, if required, and the consent of the holders’ of the Company Debt to the Company Debt Restructuring, if and to the extent required, no consent, approval or authorization of, or declaration, notice, filing or registration with, any Government Entity, or any other Person, is required to be made or obtained by the Company on or prior to the Effective Time or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the LLC Merger or the consummation of the transactions contemplated hereby or thereby.

(c) Capital Structure of the Company and Ownership.  The issued and outstanding limited liability company interests of the Company consist of 100 Company Units as of the Execution Date. The Company will confirm in writing the total Company Units outstanding as of or immediately prior to the Closing Date. As of the Execution Date and as of the Closing Date, all the outstanding limited liability company interests of the Company are and will be held by the members free and clear of all Encumbrances.  As of the Execution Date and as of the Closing, there are and will be no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the limited liability company interests of the Company.  All of the outstanding Company Units are owned by “accredited investors” as such term is defined in Rule 501 of the Securities Act, and will be owned by “accredited investors” through the Closing Date, all of which will provide the Parent a Member Certification prior to Closing.

(d) Material Adverse Change.  Except as set forth in the Company Disclosure Documents, there has not been any change in the financial condition, results of operations, prospects or business which would individually or in the aggregate with any other such changes, of the Company except changes arising in the ordinary course of business, which changes would have a Material Adverse Effect with respect to the Company.

(e) Litigation.  To the Company’s Knowledge, there are no actions, suits or proceedings instituted or pending or; no governmental investigation or proceeding pending; and no material litigation, claims, assessments or any governmental proceedings are threatened against the Company.

(f) Absence of Undisclosed Liabilities.  Except as disclosed by the Company to Parent in its financial statements provided to Parent prior to the Execution Date, the Company does not have and shall not have as of the Closing, any liability (contingent or otherwise) or Indebtedness that is material to the Company, or that, when combined with all similar undisclosed liabilities, would be material to the Company, except for liabilities incurred in the ordinary course of business subsequent to the Execution Date and Closing Date, as applicable.

(g) Tax Matters.  The Company has, or by the Closing will have, filed all material federal tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has (or will have) paid or made adequate provisions for all Taxes or assessments which have become due as of the Closing.

(h) Material Contracts.  As part of the Company Disclosure Documents, the Company has previously given Parent copies of or access to all material contracts, commitments and/or agreements to which the Company is a party, including all contracts covering relationships or dealings with related parties or affiliates.  The Company is not in material breach of, or material default under any material contract.

(i) Environmental Matters. The Company is as of the Execution Date and will be as of the Closing Date in material compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company of all material permits and other Governmental Authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof except for non-compliance which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company has made available to the Parent an accurate and complete list for any property owned or leased at any time by the Company of any and all material permits, spill reports and notifications from any governmental body, court, administrative agency or commission or other governmental authority or instrumentality held, prepared or received, as applicable, by the Company at any time during the past three (3) years with respect to the generation, treatment, storage and disposition by the Company of Hazardous Materials (as defined below). The Company has not as of the Execution Date and will not have as of the Closing Date, received any written notice, whether from a governmental body, court, administrative agency or commission or other governmental authority or instrumentality, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the knowledge of the Company:

(a) no current or prior owner of any property leased or controlled by the Company has received since January 1, 2012 any written notice or other communication relating to property owned or leased at any time by the Company, whether from a governmental body, court, administrative agency or commission or other governmental authority or instrumentality, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company are not in compliance with or violated any Environmental Law relating to such property and (b) the Company does not have any material liability under any Environmental Law. The Company is not aware of any ongoing environmental corrective action or remediation action at any of its properties.

For purposes of this Agreement, the term (i) “Environmental Law” means any federal, state, local or foreign law, ordinance, regulation, rule, code, order, judgment, decree or other requirement of law (collectively, “laws”) relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and (ii) “Hazardous Materials” means (a) any material, substance, chemical, pollutant, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including, without limitation, crude oil or any fraction thereof, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(j) Insurance. The Company has furnished to the Parent each insurance policy maintained by the Company as of the date hereof and each general liability, umbrella and excess liability policy currently maintained by the Company (each, a “Company Insurance Policy”). Each Company Insurance Policy is in full force and effect with respect to the period covered and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon have been paid in full. No insurer under any Company Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the knowledge of the Company, indicated any intent to do so or not to renew any such policy. To the knowledge of the Company, all material claims under the Company Insurance Policies have been filed in a timely fashion.

(k) Title to Assets. The Company has good and marketable title to all tangible personal property owned by it which is material to the business of the Company.  The Company does not own any real property in fee simple, except for interests in oil or gas properties that may be deemed real property under applicable law. Except as disclosed in Section 3(k) of the Company Disclosure Schedule, the Company has defensible title to the leasehold and other real property interests held by it (the “Real Property”), in each case free and clear of all liens and claims arising by, through or under the Company, but not otherwise, but subject to and burdened by the Real Property Encumbrances. “Real Property Encumbrances” means: (a) statutory liens of landlords, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen, materialmen, vendors and other similar liens arising in the ordinary course of business for amounts not yet overdue or for amounts that are overdue and that are being contested in good faith by appropriate proceedings; (b) liens for Taxes, assessments, or other governmental charges or levies and other liens imposed by law, in each case incurred in the ordinary course of business consistent with past practice for amounts not yet overdue or being contested in good faith by appropriate proceedings; (c) the terms and conditions of all liens created by oil and gas leases, easements, rights of way, restrictions, encroachments, and all other burdens recorded in the real property records of the county in which the Real Property is located; (d) liens to operators and non-operators under model form operating agreements arising in the ordinary course of the business; (e) liens arising from precautionary UCC filings; (f) lease burdens existing as of the date of this agreement constituting monetary obligations payable to third parties, including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest; and (g) liens arising under unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other customary agreements in the energy industry.

(l) Company Oil and Gas Properties.  The Company has defensible title to all Company Oil and Gas Properties (as such term is defined below) forming the basis for the reserves reflected in Company Financial Statements as attributable to interests owned by the Company, except for those defects in title that do not have a Material Adverse Effect on the Company, and are free and clear of all liens, except for liens associated with obligations reflected in the Company Financial Statements.  The oil and gas leases and other agreements that provide the Company with operating rights in the Company Oil and Gas Properties are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid, and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

For purposes of this Agreement, “Company Oil and Gas Properties” means all of the Company’s and any of its Subsidiaries’ right, title and interest in, to and under, or derived from oil and gas leases, licenses, authorities to prospect and rights, wells and units, including all land, facilities, personal property and equipment, contracts and information pertaining or relating thereto.

(m) Subsidiary Corporations.  The Company has no Subsidiaries, other than as set forth in the Company Disclosure Documents.

(n) Minute Books, Financial Records.  The Company has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of Parent prior to the Closing, during reasonable business hours and on reasonable notice.

(o) Company Financial Statements.

(i)           The Company shall prepare at its cost and expense, supply to the Parent for use in the Proxy Statement (to the extent determined necessary by the Parent) and Form 8-K (and any amendments thereto), to the extent required, and represent to the Parent, the accuracy and completeness of, GAAP audited financial statements of the Company on a consolidated basis (or where applicable and allowed pursuant to applicable rules, the assets and operations then held by the Company and historical balance sheet, results of operations, cash flows and equity statement relating thereto) for the prior two fiscal years before the filing date of the Proxy Statement (and any amendments thereto) and Closing Date, and interim unaudited (but

GAAP auditor reviewed) financial statements for the interim period(s) ending prior to the filing date of the Proxy Statement (and any amendment thereof) and Closing Date, in the form of and with such disclosures as are required by the Proxy Statement and Form 8-K rules and requirements and Regulation S-X (collectively, the “Company GAAP Financial Statements”). In addition to the above, the Company shall assist the Parent in preparing pro forma financial information and such other disclosures as may be required by the rules and regulations of the SEC or which may be requested by the SEC from time to time in connection with their review of the Proxy Statement and/or Form 8-K (and any amendments thereof). Notwithstanding the above, the Company agrees to prepare and to supply the Parent with any and all financial statements (both audited and unaudited) as may be required by the SEC or requested or required by the SEC from time to time in connection with the SEC’s review of the Proxy Statement and Form 8-K (and any amendments thereof), and to promptly update and revise such financial statements from time to time based on comments received from the SEC on the Proxy Statement and Form 8-K (and any amendments thereof), and as such financial information becomes “stale” under applicable rules and regulations.

(ii) The Company has made available to the Parent true and complete copies of (i) the Company’s unaudited balance sheet as of September 30, 2015 (the “Company Balance Sheet”), and the related unaudited statement of operations and statement of cash flows of the Company for the periods covered therein, and (ii) shall make available the Company’s audited balance sheets as of December 31, 2013 and December 31, 2014, and the related audited statements of operations and statements of cash flows of the Company for the periods covered therein (collectively, the “Company Financial Statements”). The Company Financial Statements (i) are consistent with, and have been prepared from, the books and records of the Company, and (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and changes in financial position of the Company for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).  Since the date of the Company Balance Sheet, (a) except with respect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries has carried on and operated its businesses in all material respects in the ordinary course of business and (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a Material Adverse Effect on the Company.

(iii) Since January 1, 2014, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Company, the Board of Managers of the Company or any committee thereof.  Except as set forth on Section 3(o) of the Company Disclosure Schedule since January 1, 2014, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any Claim or allegation regarding any of the foregoing.

(p) Tax Compliance.

(i) The Company has timely (i) filed with the appropriate governmental authorities all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all material Taxes required to be paid. The Company has not requested an extension of time within which to file a material Tax Return, which has not been since filed, unless as set forth on Section 3(p) of the Company Disclosure Schedule. There are no liens for Taxes upon any property or asset of the Company, other than liens for Taxes not yet due and payable or Taxes contested in good faith by appropriate proceedings or that are otherwise not material and reserved against in accordance with generally accepted accounting principles. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company, which has not been fully paid or adequately reserved or reflected in the Company Financial Statements, and there are no material unresolved issues of law or fact arising out of a written notice of a deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to Taxes of the Company. The Company has not agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect.

(ii) The Company has not received (A) notice from any federal taxing authority of its intent to examine or audit any of the Company’s or any of its Subsidiaries’ Tax Returns or (B) notice from any state taxing authority of its intent to examine or audit any of the Company’s or any of its Subsidiaries’ Tax Returns, other than notices with respect to examinations or audits by any state taxing authority that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not a party to any agreement providing for the allocation or sharing of Taxes with any entity other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements. The Company has been a USRPHC within the meaning of Code Section 897(c)(2) during the five-year period ending on the date hereof.

(iii) The Company and each of its Subsidiaries has withheld and paid or will pay on a timely basis each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable law.

(iv) Since December 31, 2012, neither the Company nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes, nor is any request for such a waiver or extension pending.

(v) Neither the Company nor any of its Subsidiaries is the subject of or bound by any material private letter ruling, technical advice memorandum, dosing agreement or similar material ruling, memorandum of agreement with any taxing authority.

(vi) Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(l) of the Treasury Regulations.

(vii) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(viii) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Reorganization from qualifying as a as a tax-free transaction under Section 351of the Code.

(ix) The Company has made available to the Parent correct and complete copies of (i) all U.S. federal income Tax Returns of the Company and its Subsidiaries relating to taxable periods ending on or after December 31, 2013, filed through the date hereof and (ii) any material audit report within the last three years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

(x) No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a Claim that the Company or any of its Subsidiaries is required to file a Tax Return for a material amount of Taxes for such jurisdiction.

(xi) Within the last three years, neither the Company nor any of its Subsidiaries has owned any material assets located outside the United States or conducted a material trade or business outside the United States.

(xii) Except as set forth in Section 3(p) of the Company Disclosure Schedule, all of the transactions which the Company has accounted for as hedges under SFAS 133 have also been treated as hedging transactions for federal income Tax purposes pursuant to Treasury Regulation Section 1.1221-2 and have been properly identified as such under Treasury Regulation Section 1.1221-2(1).

(q) Employee Benefit Plans; ERISA; Employment Agreements.

(i) Section 3(q) of the Company Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, change in control, supplemental retirement, fringe benefits, cafeteria benefits, salary continuation, vacation, sick, or other paid leave, employment or consulting, hospitalization or other medical, dental, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, the beneficiary or both) or other insurance or coverage, disability, death benefit, or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by the Company and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as an ERISA Affiliate of the Company or any of its Subsidiaries for the benefit of any person who performs or who has performed services for the Company or any of its Subsidiaries, or with respect to which the Company, any of its Subsidiaries, or any ERISA Affiliate of the Company or any of its Subsidiaries has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Company Employee Plans”).

(ii) The Company has furnished to the Parent true and complete copies of documents embodying each of the Company Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. Except as set forth on Section 3(q) of the Company Disclosure Schedule, with respect to each Company Employee Plan, if any, that is subject to ERISA reporting requirements, the Company has provided copies of the Form 5500 reports filed for the last five plan years.

(iii) (i) Except as set forth on Section 3(q) of the Company Disclosure Schedule, each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and the Company and each ERISA Affiliate of the Company have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (ii) any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable U.S. Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan; (v) none of the Company or, to the knowledge of the Company, any ERISA Affiliate of the Company is subject to any liability or penalty under Sections 4976 through 4980 of the Code or

Title I of ERISA with respect to any Company Employee Plan; (vi) all contributions required to be made by Company or any ERISA Affiliate of the Company to any Company Employee Plan have been timely paid and accrued; (vii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 404 I of ERISA has occurred; (viii) each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by Company or any ERISA Affiliate of the Company that would materially increase the expense of maintaining any Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal year included in the Company Financial Statements. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company or any Subsidiary of the Company has or will obtain a right to receive a gross-up payment from the Company or any Subsidiary of the Company with respect to any Tax that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

(iv) Except as set forth on Section 3(q) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of Company or any ERISA Affiliate of the Company has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(v) With respect to each Company Employee Plan, the Company and each of its Subsidiaries has complied with (i) the applicable health care continuation and notice provisions of Consolidated Omnibus Budget Reconciliation Act (COBRA) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (HIPAA); and (iv) the applicable requirements of the Cancer Rights Act of 1998. Neither the Company nor any of its Subsidiaries has unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

(vi) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any Subsidiary of the Company, or any ERISA Affiliate of the Company or any Subsidiary of the Company to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by the Company or any Subsidiary of the Company pursuant to any Company Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(l) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 2800 of the Code and no such benefit will fail to be deductible for federal income Tax purposes by virtue of Sections 162(m) of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Reorganization Effective Time in accordance with its terms, without material liability to the Parent, the Company or any Subsidiary of the Company other than ordinary administration expenses typically incurred in a termination event.

(vii) Except as set forth on Section 3(q) of the Company Disclosure Schedule the Company and each Subsidiary of the Company is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. There are no proceedings pending or, to the knowledge of the Company, reasonably expected or threatened, between the Company or any of its Subsidiaries, on the one hand, and any or all of their respective current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to the knowledge of the Company, reasonably expected or threatened, against the Company or any of its Subsidiaries under any workers’ compensation or long-term disability plan or policy. Neither the Company nor any of its Subsidiaries has unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Neither the Company nor any of its Subsidiaries is paying or is obligated to pay any employee or any former employee any disability or workers compensation payments or unemployment benefits. The employment of each of the Company’s employees and each of the employees of each Subsidiary of the Company is terminable by the Company or its Subsidiaries, as applicable, at will. To the best of the knowledge of the Company, no employee of the Company or any of its Subsidiaries intends to terminate his employment with the Company or any of its Subsidiaries.

(viii) The Company and its Affiliates are not, and have not at any time been a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, and there is not, and has not at any time been, any union representing or purporting to represent any employee of the Company or its Affiliates, and, to the Company’s knowledge, no union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there ever been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, its Affiliates or any of its employees. The Company and its Affiliates have no duty to bargain with any union.

(ix) Except as set forth on Section 3(q) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to or bound by any employment, consulting, termination, severance or similar agreement with any individual officer, director or employee of the Company or any Subsidiary of the Company, or any agreement pursuant to which any such person is entitled to receive any benefits from the Company or any Subsidiary of the Company upon the occurrence of a change in control of the Company or similar event.

(x) All Company Employee Plans that are subject to Section 409A of the Code are in compliance with the requirements of such Code section and regulations and other guidance thereunder. No Company Units or other security of the Company, any of its Subsidiaries or other affiliates and no real property is held in trust or otherwise set aside for funding benefit obligations under any Company Employee Plan.

(r) Brokers and Finders. The Company has not entered into any contract with any person that may result in the obligation of the Company to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby.

(s) FCPA / Money Laundering

(i)           Neither the Company nor any Subsidiary of the Company, and, to the Knowledge of the Company, no manager, officer, or employee of the Company or any Subsidiary of the Company is aware of or has taken any action that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and each Company Subsidiary have conducted their businesses in compliance with the FCPA.

(ii)           The operations of the Company and each Company Subsidiary are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or any Company Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(t) Data Room; Information Supplied. All copies of and originals of all information, documents, financial statements, agreements and materials provided by the Company to the Parent and Merger Sub (the “Company Provided Materials”), as part of the due diligence process leading up to the parties’ entry into this Agreement were (a) accurate and complete when provided and as of the date of this Agreement; and (b) did not contain any untrue statement of a material fact, or omit to include any material fact necessary to make the materials provided not misleading. The Company acknowledges that the Parent and Merger Sub (and their Affiliates) are relying on the accuracy and completeness of such Company Provided Materials in connection with its decision to enter into this Agreement and to consummate the transactions contemplated herein.

(u) Proxy Statement and Form 8-K. None of the information to be supplied by the Company or its members for inclusion in the Proxy Statement or Form 8-K will, at the time of filing with the SEC, the mailing thereof or the filing of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(v) Dissenters and Appraisal Rights. There are no members of the Company who will hold dissenter’s rights or appraisal rights in connection with the Merger.

(w) Disclosure.  No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to the Parent or Merger Sub pursuant hereto, including, but not limited to the Company Disclosure Schedules, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading. There is no current or prior event or condition of any kind or character pertaining to Company that may reasonably be expected to have a Material Adverse Effect on Company.  Except as specifically indicated elsewhere in this Agreement, all documents delivered by Company in connection herewith have been and will be complete originals, or exact copies thereof.

4. Representations of Parent and Merger Sub.  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the Execution Date, provided that such representations and warranties shall also be considered re-confirmed and re-warranted as of the Closing Date, that except as set forth in the disclosure schedule delivered to the Company by Parent, as supplemented or updated on or prior to the Closing Date (the “Parent Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Section 4, it being agreed that disclosure of any item on the Parent Disclosure

Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Parent Disclosure Schedule:

(a) Organization, Standing and Authority of Parent and Merger Sub.  Parent is duly organized, validly existing and in good standing under the laws of the State of Texas, with the full corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where the ownership or leasing of the property or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) Capital Structure of Parent and Merger Sub.

(1) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 66,625 shares of Parent Series A Preferred Stock. As of the date hereof (i) 45,236,497 shares of Parent Common Stock are issued and outstanding, all of which have been duly authorized and validly issued and all of which are fully paid, nonassessable and free of preemptive rights, (ii) 66,625 shares of Parent Series A Preferred Stock are issued and outstanding, all of which have been duly authorized and validly issued, and all of which are fully paid, nonassessable and free of preemptive rights, (iii) no shares of Parent capital stock are held in treasury by Parent, and (iv) 10,862,178 shares of Parent Common Stock are reserved for issuance in connection with the exercise of outstanding options, warrants, conversion of the Parent Series A Preferred Stock, and other convertible securities (collectively, the “PEDEVCO Convertible Securities”).  The Merger Sub is a single member LLC wholly-owned by Parent.  There are 100 outstanding membership interests of Merger Sub, all of which are owned by Parent.

(2) All outstanding shares of Parent stock are, and shall be at Closing, validly issued, fully paid and nonassessable.  There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Parent is a party or by which Parent is bound with respect to the voting of any capital stock of Parent.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any capital stock of Parent.  There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of Parent, except as set forth in and pursuant to the terms and conditions of the Certificate of Designations of the Series A Preferred Stock.

(3) As of the Closing, the shares of Parent Common Stock and Parent Series B Preferred Stock to be issued and delivered to the holders of Company Units hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of Parent capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and Encumbrances.

(c) Authorized and Effective Agreement.  Parent and Merger Sub have full corporate power and corporate authority to execute and deliver this Agreement and, subject to receipt of the Parent Required Approvals (as hereinafter defined), to consummate the transactions contemplated hereby. The Board of Directors of Parent by written consent has (i) determined that this Agreement and the Merger are in the best interests of Parent and its stockholders and declared this Agreement and the Merger to be advisable, (ii) approved the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) recommended that stockholders of Parent approve the Parent Series B Conversion and, if required by applicable law or the rules of the NYSE MKT, directed that such matter be submitted for consideration and approval by Parent’s stockholders.  Except for (i) the NYSE MKT Approval, (ii) the Parent Senior Lender Approval, and (iii) the Parent Series A Preferred Approval (together, the “Parent Required Approvals”), no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Managers and members of Merger Sub by written consent have (i) determined that this Agreement and the Merger are in the best interests of Merger Sub and approved the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exceptions”).

(d) Taxes.  Parent has filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and has paid or made adequate provision in the Parent financial statements for the payment of all Taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received.  Parent is not delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or Encumbrances applicable to either corporation.

(e) Consents and Approvals, No Violation. Neither the execution and delivery of this Agreement nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, following receipt of the Parent Required Approvals, will (i) conflict with or result in any breach of any provision of its Articles of Incorporation (or other similar documents) or By-Laws (or other similar documents); (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) pursuant to the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, (B) the filing of appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is authorized to do business, (C) as may be required by any applicable state securities or takeover laws, (D) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect or adversely affect the ability of Parent or Merger

Sub to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or Encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub or any of its assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or Encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect or adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect; or (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4(e) are duly and timely obtained or made and the approval of the Merger and the additional listing approval and issuance of the Parent Common Stock and Parent Series B Preferred Stock has been obtained from the NYSE MKT, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or to any of its assets, except for violations which would not in the aggregate have a Material Adverse Effect or adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(f) Material Adverse Change.  Other than as disclosed in the Parent Disclosure Documents or in the Parent SEC Reports, there have not been any changes in the financial condition, results of operations, or financial condition of Parent or Merger Sub which would individually or in the aggregate with any other such changes, except changes arising in the ordinary course of business, which changes would have a Material Adverse Effect with respect to Parent.  Parent has (and at the Closing it will have) disclosed in the Parent Disclosure Documents or Parent SEC Reports all events, conditions, and facts materially affecting, the business, financial condition (including liabilities, contingent or otherwise) or results of operations of Parent.

(g) Litigation.  Neither Parent nor Merger Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the Parent financial statements, and to the Knowledge of Parent, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Parent or the management or properties of Parent.

(h) Minute Books and Records.  Except as otherwise indicated in the Parent Disclosure Documents, the Parent minute books and other corporate records made available to the Company prior to the date of this Agreement, are complete and accurate in all material respects.

(i) Governmental Authorizations:  Compliance with Laws.

(1) As of the Execution Date, Parent is currently in compliance with, and has complied with, and Parent has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all Governmental Entities, including applicable Securities Laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no Material Adverse Effect on Parent.

(2) As of the Execution Date, Parent has not received notice of any noncompliance with the foregoing Section (1), nor to its Knowledge are there any claims or threatened claims in connection therewith.  Parent has never conducted any material operations or engaged in any material business transactions whatsoever other than as set forth in the reports Parent has previously filed with the SEC.

(3) Assuming all corporate consents and approvals have been obtained (including the Parent Required Approvals) and assuming all applicable appropriate filings and mailings are made by Parent under the Securities Act, the Exchange Act, with the NYSE MKT, and with the Secretary of State of Delaware, the execution and delivery by Parent of this Agreement and the closing documents and the consummation by Parent of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, Person or other entity or any public, Governmental Entity or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a Material Adverse Effect on Parent); or (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or Governmental Entity or authority applicable to Parent, or its business or assets.  Parent is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder, restrict or impair the continued operation of the business of Parent (or to the Knowledge of Parent, the continued operation of the business of the Company) after the Closing.

(j) Ongoing Business.  No aspect of Parent’s past or present business, operations or assets is of such a character as would restrict or otherwise hinder or impair Parent from carrying on the business of Parent as it is presently being conducted by Parent.

(k) Required Government Consents, Filings, etc.  Except as have been or, prior to the Closing, will be obtained, no approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, any U.S. Federal, state, or local governmental authorities is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by Parent in connection with the transactions contemplated hereby, or the consummation by Parent of the transactions contemplated hereby.

(l) Other Required Consents, Filings, etc.  Except as have been or, prior to the Closing, will be obtained, no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any Person is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby by Parent, or the consummation by Parent of the transactions contemplated hereby.

(m) Title to Assets. Parent has good and marketable title to all tangible personal property owned by it which is material to the business of Parent.  Parent does not own any real property in fee simple, except for interests in oil or gas properties that may be deemed real property under applicable law. Except as disclosed in Section 4(m) of the Parent Disclosure Schedule, Parent has defensible title to the Real Property interests held by it, in each case free and clear of all liens and claims arising by, through or under Parent, but not otherwise, but subject to and burdened by the Real Property Encumbrances.

(n) Parent Oil and Gas Properties.  Parent has defensible title to all Parent Oil and Gas Properties (as such term is defined below) forming the basis for the reserves reflected in Parent financial statements as attributable to interests owned by Parent, except for those defects in title that do not have a Material Adverse Effect on the Parent, and are free and clear of all liens, except for liens associated with obligations reflected in Parent financial statements.  The oil and gas leases and other agreements that provide Parent with operating rights in the Parent Oil and Gas Properties are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid, and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Parent.

For purposes of this Agreement, “Parent Oil and Gas Properties” means all of the Parent’s and any of its Subsidiaries’ right, title and interest in, to and under, or derived from oil and gas leases, licenses, authorities to prospect and rights, wells and units, including all land, facilities, personal property and equipment, contracts and information pertaining or relating thereto.

(o) Compliance with Rules.

(1) Parent at all times has been and is currently in compliance with all Rules applicable to Parent and/or its business, except where such failure to comply would not have a Material Adverse Effect on Parent or its operations. “Rule” means any law, statute, rule, regulation, order, court decision, judgment or decree of any U.S. Federal, state, territorial, provincial or municipal authority.

(2) Parent is in material compliance with, and has obtained all Permits and other authorizations relating to Parent or Merger Sub which are required by any Rule, which has been enacted to the date of this Agreement, except as would not have a Material Adverse Effect on Parent or Merger Sub or its operations. No governmental proceeding is pending or threatened to cancel, amend, modify or fail to renew any such Permit. “Permit” includes any approval, authorization, concession, grant, certificate of convenience and necessity, qualification, consent, franchise, license, security clearance, easement, order or other permit issued or granted by any Governmental Entity.

(x) Brokers and Finders. The Parent and Merger Sub have not entered into any contract with any person that may result in the obligation of the Parent or Merger Sub to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby.

(y) Data Room; Information Supplied. All copies of and originals of all information, documents, financial statements, agreements and materials provided by the Parent and Merger Sub to the Company (the “Parent Provided Materials”), as part of the due diligence process leading up to the parties’ entry into this Agreement were (a) accurate and complete when provided and as of the date of this Agreement; and (b) did not contain any untrue statement of a material fact, or omit to include any material fact necessary to make the materials provided not misleading. The Parent and Merger Sub acknowledge that the Company (and its Affiliates) are relying on the accuracy and completeness of such Parent Provided Materials in connection with its decision to enter into this Agreement and to consummate the transactions contemplated herein.

(p) Disclosures.  No representation or warranty by Parent contained in this Agreement or the Parent Disclosure Documents and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading.  There is no current or prior event or condition of any kind or character pertaining to Parent that may reasonably be expected to have a Material Adverse Effect on Parent.  Except as specifically indicated elsewhere in this Agreement, all documents delivered by Parent in connection herewith have been and will be complete originals, or exact copies thereof.

(q) Environmental Matters.  Parent, including any corporation to which Parent is a successor, is in material compliance with all Environmental Laws.  Neither Parent nor, to the Knowledge of Parent, any other Person for whose conduct Parent is or may be held responsible, has any material violation of any Environmental Law, or, to the Knowledge of Parent, with respect to any properties and assets (whether real, personal or mixed) in which Parent (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining any such property or assets.

5. Closing.  The Closing of the transactions contemplated herein shall take place on such date (the “Closing”) as soon as reasonably practicable following the execution of this Agreement, but not prior to January 19, 2016, subject to the conditions precedent set forth in Sections 7 and 8 hereto, unless accelerated or extended by the affirmative agreement by all parties.

6. Actions Prior to Closing.

(a) Prior to the Closing, the Company on the one hand, and Parent and Merger Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein.  Until the Closing, and if the Closing shall not occur, hereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure).  If the Merger is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b) Prior to the Closing, the Company, Parent and Merger Sub agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties.  In the event that Parent is required under federal Securities Laws to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, Parent shall provide the Company with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that the Company may request.  The parties hereto agree to the issuance of a press release in a form to be agreed upon by the parties following the Execution Date.

(c) Except for grants of restricted Parent Common Stock and options exercisable for Parent Common Stock that may be issued or issuable by Parent under its 2012 Equity Incentive Plan in connection with Parent’s annual compensation review process, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights, options or warrants issued in respect of Parent Common Stock or Parent Series A Preferred Stock after the date hereof and there shall be no dividends or other distributions paid on Parent’s Common Stock after the date hereof, in each case through and including the Effective Time.  The Company, Parent and Merger Sub shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby.

(d) Prior to the Closing, the Board of Managers and the members of the Company shall approve the Merger, this Agreement, and the transactions contemplated hereby, and shall approve the resignations of the officers and managers of the Company, effective as of the Closing.

(e) Prior to the Closing, the Company and the Parent shall mutually agree on anticipated equity grants, and terms thereof, to be granted to the post-Closing management team by the Parent, contingent upon the Parent Equity Plan Increase.

7. Conditions Precedent to the Obligations of the Company.  All obligations of the Company under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Effective Time, as indicated below, of each of the following conditions:

(a) The representations and warranties by or on behalf of Parent and Merger Sub contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all material respects at and as of the Closing and Effective Time as though such representations and warranties were made at and as of such time.

(b) Parent and Merger Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c) On or before the Closing, the directors of Parent and the Manager of Merger Sub, and Parent as interest holder of Merger Sub, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) On or before the Closing Date, Parent and Merger Sub shall have delivered certified copies of resolutions of the sole interest holder and Manager of Merger Sub and of the directors of Parent approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Parent and Merger Sub to comply with the terms of this Agreement, including receipt of the Parent Series A Preferred Approval and Parent Senior Lender Approval, and all matters outlined or contemplated herein.

(e) The Merger shall be permitted by applicable state law and otherwise, the Parent Certificate of Designations shall be filed and effective with the Secretary of State of the State of Texas, and Parent shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(f) At the Closing, all instruments and documents delivered by Parent or Merger Sub, including to the Company holders of Company Units pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for the Company.

(g) The shares of Parent capital stock to be issued to the holders of Company Units at Closing will be validly issued, nonassessable and fully paid under Texas corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable Securities Laws, and the issuance of such shares shall be approved by the NYSE MKT, subject where applicable to the approval of the stockholders of the Parent for the conversion of the Parent Series B Convertible Preferred Stock.

(h) The Company shall have received all necessary and required approvals and consents from required parties and from its holders of Company Units in connection with the Closing of this Agreement.

(i) The Company shall have been furnished with evidence that Parent has amended employment agreements with such Parent employees as required by the Company in forms acceptable to the Company.

(j) Unless waived by the Parent, at Closing the Parent Debt Restructuring and the Company Debt Restructuring shall be completed to the Parent’s satisfaction.

8. Conditions Precedent to the Obligations of Parent and Merger Sub.  All obligations of Parent and Merger Sub under this Agreement are subject to the fulfillment, prior to or at the Closing and/or the Effective Time, of each of the following conditions:

(a) The representations and warranties by the Company contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing and the Effective Time as though such representations and warranties were made at and as of such times.

(b) The Company shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) At the Closing, except as designated upon mutual agreement by the Parent and the Company, all of the current officers and managers of the Company shall resign in writing from their positions as officers and managers of the Company, and all current officers of the Parent shall continue in their positions as officers of the Company.

(d) At the Closing, unless otherwise waived by the Company, the Parent Required Approvals shall have been received and shall be fully effective.

(e) Unless waived by the Company, at Closing the Parent Debt Restructuring and the Company Debt Restructuring shall be completed to the Company’s satisfaction.

(f) Parent shall have been furnished with evidence that the Company has amended employment agreements with such Company employees as required by Parent in forms acceptable to Parent.

(g) The issuance of the shares of Parent capital stock to the holders of Company Units at Closing shall be approved by the NYSE MKT, subject where applicable to the approval of the stockholders of the Parent for the conversion of the Parent Series B Convertible Preferred Stock.

9. Survival and Indemnification.  Notwithstanding any investigation conducted by any party hereto or any information any party may receive, all representations, warranties, covenants and agreements contained in this Agreement (or in any schedule, certificate, document or statement delivered pursuant hereto) shall survive only until the Closing, unless such representations, warranties, covenants and agreements, pursuant to their terms, survive the Closing or relate to post-Closing matters, in which case they shall continue to bind the parties to the extent contemplated herein.

10. Nature of Representations.  All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the

Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other Person other than as specifically set forth herein.

11. Documents at Closing.  At the Closing, the following documents shall be delivered:

(a) The Company will deliver, or will cause to be delivered, to Parent the following:

(1)  a certificate executed by the Chief Financial Officer of the Company to the effect that all representations and warranties made by the Company under this Agreement are true and correct as of the Closing and as of the Effective Time, the same as though originally given to Parent or Merger Sub on said date;

(2) a certificate from the state of the Company’s organization dated within five business days of the Closing to the effect that the Company is in good standing under the laws of said state;

(3) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(4) an executed copy of the LLC Certificate of Merger for filing in Delaware;

(5) certified copies of resolutions adopted by the members and Managers of the Company authorizing the Merger;

(6) written resignation of all of the officers and managers of Parent as described in Section 8(c) hereof;

(7) all other items, the delivery of which is a condition precedent to the obligations of Parent and Merger Sub, as set forth herein;

(8) documentation evidencing completion and effectiveness of the Company Debt Restructuring, if and to the extent required; and

(9) a confirmation signed by each member of the Company confirming that such member (a) is an “accredited investor”, (b) will take the Company Common Stock and Company Series B Preferred Stock for investment and not resale, (c) understands that the resale of the Company Common Stock and Company Series B Preferred Stock is restricted, and (d) is aware of such other matters and with such other confirmations as the Parent or its legal counsel may reasonably request in order for the Parent to confirm an exemption from registration under the Securities Act of the issuance of the Company Common Stock and Company Series B Preferred Stock to the members of the Company (each a “Member Certification”).

(b) Parent and Merger Sub will deliver or cause to be delivered to the Company:

(1) stock certificates representing those securities of Parent to be issued as a part of the Merger as described in Section 2 hereof;

(2) a certificate of the President of Parent and Merger Sub, respectively, to the effect that all representations and warranties of Parent and Merger Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to the Company on said date;

(3) certified copies of resolutions adopted by Parent’s Board of Directors and, the Manager of Merger Sub and its member, authorizing the Merger and all related matters;

(4) certificates from the jurisdiction of incorporation of Parent and organization of Merger Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(5) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(6) documentation evidencing completion and effectiveness of the Parent Debt Restructuring;

(7) documentation evidencing the receipt of all Parent Required Approvals; and

(8) all other items, the delivery of which is a condition precedent to the obligations of the Company, as set forth in Section 7 hereof.

12. Post-Closing Covenants.

(a) Within 30 days of the Closing, Parent shall use commercially reasonable best efforts to file all the required documents with the SEC necessary to seek shareholder approval (the “Parent Shareholder Approval”) of (i) the Parent Series B Conversion, (ii) the Parent Equity Plan Increase, and (iii) such other matters that are required to be approved by the shareholders of Parent pursuant to applicable rules and requirements of the SEC and NYSE MKT or which in the reasonable determination of the Parent, shall be approved by the stockholders of Parent.

(b) Within 30 days of the Closing, Parent shall use commercially reasonable best efforts to file all the required documents with the NYSE MKT necessary to obtain NYSE MKT approval of the listing of the Parent upon the Parent Series B Conversion (the “NYSE MKT Approval”), if and as necessary pursuant to applicable NYSE MKT rules and regulations.

(c) Upon receipt of the Parent Shareholder Approval, Parent shall issue the Parent equity grants to Parent’s executive officers and employees as mutually agreed upon by Parent and the Company prior to Closing, and promptly file a registration statement on Form S-8 and reoffer prospectus with the SEC covering the same, provided that the Parent may also, in the discretion of Parent, issue such Parent equity grants after filing such Form S-8.

13. Miscellaneous.

(a) Further Assurances.  At any time, and from time to time, after the Effective Time, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b) Waiver.  Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c) Termination.

(1) By Any Party. This Agreement may be terminated at the discretion of any party if the Closing has not occurred by February 29, 2016 (unless the Closing date is extended with the consent of both the Company and Parent) for any reason other than the default or breach hereunder by the terminating party.

(2) Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining requisite stockholder approval, by the mutual written consent of Parent and the Company.

(3) Termination by Parent and Merger Sub. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent and the Managers of Merger Sub if:

a. any representation or warranty of the Company contained in this Agreement shall not be true in all material respects when made or, if a representation or warranty relates to a particular date, shall not be true in all material respects as of such date (provided such breach is capable of being cured and has not been cured within five (5) business days following receipt by the breaching party of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time; or

b. the Merger is not approved by the Company’s members contemplated by this Agreement.

(4) Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Managers of the Company if any representation or warranty of Parent or Merger Sub contained in this Agreement shall not be true in all material respects when made or, if a representation or warranty relates to a particular date, shall not be true in all material respects as of such date (provided such breach is capable of being cured and has not been cured within five (5) business days following receipt by the breaching party of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time.

(5) Effect of Termination. Except as otherwise expressly provided herein, in the event of termination of this Agreement by a party as provided in this Section 13(c),

 this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties or their respective affiliates, officers, managers, members, directors or stockholders, except (x) with respect to the payment of expenses pursuant to Section 13(l) and (y) to the extent that such termination results from the breach of a party of any of its representations or warranties, or any of its covenants or agreements, in each case, as set forth in this Agreement.  In addition, in the event of termination of this Agreement any materials or documents that have been furnished by one party to the other in connection with this Agreement or the transactions contemplated hereby shall be promptly returned by the receiving party, accompanied by all copies of such documentation, within ten (10) days after (a) the termination of this Agreement or (b) the written request of the disclosing party. Notwithstanding this Section 13(c), the receiving party shall be permitted to retain confidential information (1) in accordance with its internal record retention policies and procedures for regulatory compliance purposes or (2) to the extent saved electronically as part of computer archiving or back-up recovery systems, provided that all such retained information shall remain subject to the confidentiality terms of this Section 13(c).

(d) Amendment.  This Agreement may be amended only in writing as agreed to by all parties hereto.

(e) Notices.  All notices, requests, demands, claims, and other communications required or permitted hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or by recognized commercial delivery service, or mailed by registered or certified mail (return receipt requested), or sent via facsimile (with acknowledgment of complete transmission and confirmed in writing by mail simultaneously dispatched) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(1) if to Parent or Merger Sub, to:
PEDEVCO Corp.
4125 Blackhawk Plaza Circle, Suite 201
Danville, CA 94506
Attention:  CEO and General Counsel
Telephone No.:  (855) 733-3826
Facsimile No.:    (510) 743-4262

with a copy (which shall not constitute notice) to:
The Loev Law Firm, PC
Attn:  David M. Loev, Esq.
6300 West Loop South, Suite 280
Bellaire, TX 77401
Telephone No.:  (713) 524-4110
Facsimile No.:     (713) 524-4122

(2) if to Company, to:
GOM Holdings, LLC
250 West 55th Street, 14th Floor
New York, New York 10019
Attention:  David Steinberg
Telephone No.:  (212) 634-5275
Facsimile No.:    (212) 582-2424

(f) Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or in .pdf format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the delivery of an agreement or signature by facsimile machine or in .pdf format as a defense to the formation of a contract and each such party forever waives any such defense.

(h) Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i) Entire Agreement.  This Agreement and the attached Exhibits, and the disclosure schedules provided by each party pursuant to the terms hereof, are the entire agreement of the parties covering everything agreed upon or understood in the transaction.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j) Time.  Time is of the essence.

(k) Severability.  If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l) Responsibility and Costs.  If the Merger is not consummated, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto (collectively the “Transaction Expenses”) shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto. If the Merger is consummated, the Parent shall be responsible for payment of all Transaction Expenses incurred by the Company, the Parent and the Merger Sub.

(m) Applicable Law.  This Agreement shall be construed and governed by the internal laws of the State of Texas, without reference to principles of conflicts of law.

(n) Jurisdiction and Venue.  Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Harris County, State of Texas, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

(o) Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Texas or any Texas state court, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(p) Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(1) “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; provided that, from and after the Closing.

(2) “Claim” means any claim (including any product liability, malpractice or errors or omission claim), demand, complaint, cause of action, investigation, inquiry, suit, action, hearing, notice of violation or legal, administrative, arbitrative or other proceeding.

(3) “Company Debt” means any and all debt owed by the Company.

(4) “Company Debt Restructuring” means the restructuring of all of the Company Debt on terms and conditions mutually acceptable to Parent and Company.

(5) “Company Disclosure Documents” means all information set forth in the Company Disclosure Schedules and in documents otherwise provided by the Company to the Parent prior to the Effective Time.

(6) “Company Employee Plans” means each Employee Plan for the benefit of employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of the Company or a Subsidiary of the Company sponsored or maintained or required to be sponsored or maintained by the members of the Company, its Affiliates, the Company or any of its Subsidiaries or to which the members, its Affiliates, the Company or any of its Subsidiaries makes, or has any obligation to make, directly or indirectly, any contributions or with respect to which the members, its Affiliates, the Company or any of its Subsidiaries have, or may have, any liabilities.

(7) “Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(8) “Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the laws of a jurisdiction outside the United States of America, in each case, that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions, or with respect to which such Person has, or may have, any liabilities, providing for employee benefits or for the deferred or noncash remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, salary continuation, sick pay, unemployment benefits, or legal benefit, (d) each deferred compensation, bonus, incentive compensation, supplemental retirement plan, stock purchase, stock option and other equity compensation plan, and (e) each other employee benefit plan, fund, program, agreement, arrangement or scheme.

(9) “Encumbrance” means, with respect to any Person, any mortgage, deed of trust, pledge, lien, security interest, charge, claim or other security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not an Encumbrance is created or exists at the time of the filing).

(10) “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(11) “ERISA Affiliate” with respect to a Person, means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with that Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with that Person under Section 414(o) of the Code, or is under “common control” with that Person, within the meaning of Section 4001(a)(14) of ERISA.

(12) “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(13) “Form 8-K” means a Current Report on Form 8-K (and any amendment thereof) filed by the Company with the SEC disclosing any matters related to Combination.

(14) “GAAP” means generally accepted accounting principles in the United States.

(15) “Governmental Authorization” means any permit, license, franchise, approval, consent, permission, confirmation, endorsement, waiver, certification, registration, qualification, clearance or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

(16) “Governmental Entity” means any nation, state, municipality and any federal, state, local, foreign, provincial or supranational court or governmental agency, authority, instrumentality or regulatory body.

(17) “Indebtedness” means indebtedness for borrowed money or the equivalent or represented by notes, bonds or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (other than trade payables constituting current liabilities and personal property leases), and including without limitation capital lease obligations, including all accrued and unpaid interest thereon, and applicable prepayment, breakage or other premiums, fees or penalties and the costs of discharging such indebtedness, all as determined in accordance with GAAP.

(18) “Legal Requirement” shall mean any federal, state, local, provincial, foreign, international, multinational or other statute, law, treaty, rule, regulation, guideline, administrative order, directives, ordinance, constitution or principle of common law (or any interpretation thereof by a Governmental Entity).

(19) “Material Adverse Effect” means:

(a)           with respect to the Company, an effect that would be materially adverse:  (i) to the business, results of operation or financial condition of the Company; (ii) to the Company’s ability to perform any of its material obligations under this Agreement or to consummate the Merger; or (iii) to the ability of the Continuing LLC or Parent to conduct the business of the Company following the Effective Time or the ability of the Company to exercise full rights of ownership of the Company or its assets or business; or

(b)           with respect to Parent, an effect that would be materially adverse:  (i) to the business, results of operation, or financial conditions of Parent and its Subsidiaries, considered as a whole; or (ii) to Parent’s ability to perform any of its material obligations under this Agreement or to consummate the Merger; or (iii) to the ability of the Continuing LLC or Parent to conduct the business of the Company following the Effective Time or the ability of Parent to exercise full rights of ownership of the Company or its assets or business;

provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any action or omission of the Company or Parent taken with the prior written consent of Parent or the Company, as applicable, in contemplation of the Merger.

(20) “NYSE MKT Approval” means the additional listing approval of the NYSE MKT for the issuance of the Parent Common Stock and the shares of Parent Common Stock issuable upon conversion of the Parent Series B Preferred Stock in the Combination pursuant to this Agreement.

(21) “Parent Debt Restructuring” means the restructuring of certain of the Parent Senior Debt and Parent RJC Junior Debt on terms and conditions reasonably acceptable to the Company, which restructuring is contemplated to provide (but shall not be required as a condition to Closing): (i) a maturity date of 5 years from Closing; (ii) 8.0% annual accruing interest with quarterly cash payments required until maturity; and (iii) subordination to and any future senior secured indebtedness of Parent.

(22) “Parent Disclosure Documents” means all information set forth in the Parent Disclosure Schedules, in all available documents filed by Parent with the SEC or documents otherwise provided by Parent to the Company prior to the Effective Time.

(23) “Parent Equity Plan Increase” means an increase to the number of shares of Parent Common Stock available for issuance under the Parent’s 2012 Equity Incentive Plan such that the shares available for issuance equal 12.0% of the Company’s issued and outstanding capital stock (assuming conversion of all Parent Series B Preferred Stock into Parent Common Stock pursuant to the Parent Series B Conversion and all Parent Common Stock issuable upon conversion of all Parent Series A Preferred Stock).

(24)  “Parent RJC Junior Debt” means junior subordinated debt of Parent held by RJ Credit, LLC (and any of its respective transferees or assignees).

(25) “Parent SEC Reports” means all forms, statements, reports, certifications and documents, including all exhibits, post-effective amendments and supplements thereto filed by PEDEVCO with the SEC since January 1, 2014.

(26) “Parent Senior Debt” means all senior secured debt of Parent held by the Parent Senior Lenders.

(27) “Parent Senior Lenders” means Senior Health Insurance Company of Pennsylvania, BRe BCLIC Sub, BRe WNIC 2013 LTC Primary, BRe WNIC 2013 LTC Sub, Heartland Bank, and RJ Credit LLC (and any of their respective transferees or assignees), as investors, and BAM Administrative Services LLC, as agent for the investors.

(28) “Parent Senior Lender Approval” means the receipt by Parent of the approval to consummate the transactions contemplated by this Agreement from the Parent Senior Lenders.

(29) “Parent Series A Preferred Approval” means the receipt by the Parent of the approval to consummate the transactions contemplated by this Agreement by holders of the Series A Convertible Preferred Stock of the Parent.

(30) “Parent Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Parent.

(31) “Parent Certificate of Designations” means the Certificate of Designations of PEDEVCO Corp. Establishing the Designations, Preferences, Limitations and Relative Rights of its Series B Convertible Preferred Stock to be filed and effective with the Texas Secretary of State on or before Closing.

(32) “Parent Series B Conversion” shall mean the automatic conversion of the Parent Series B Preferred Stock into Parent Common Stock upon receipt of applicable Parent stockholder approval and other requirements pursuant to the conversion terms of Parent Certificate of Designations.

(33) “Person” means any individual and any corporation, partnership, limited liability company, firm, trust, or other business entity and any Governmental Entity.

(34) “Proxy Statement” means any proxy statement filed by the Parent with the SEC seeking approval by the holders of capital stock of the Parent of any of the matters contemplated under this Agreement.

(35) “SEC” means the United States Securities and Exchange Commission.

(36) “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(37) “Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended, and as applicable; and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

(38)  “Subsidiary” or “Subsidiaries” means with respect to any party, any corporation, company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

(39)  “Tax or Taxes” means (a) any federal, state, local or foreign, net or gross income, capital gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, margin, ad valorem, profits, withholding, social security, employment, unemployment, disability, payroll, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, unclaimed property, escheat, Foreign Investment in Real

Property Tax Act of 1980 (FIRPTA) toll charge, estimate or other tax of any kind whatsoever and any other governmental charges, duties, impositions, including any interest, penalty or addition thereto and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of any contract or other express or implied obligation to pay any such amounts or to indemnify any other Person for such amounts (other than payments pursuant to leases that are in the nature of rent), assumption, transferee or successor liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

(40) “Tax Return” means any return, extension, estimate, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) relating to, filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any Party or the administration of any laws, regulations or administrative requirements relating to any Taxes, including amendments to any such Tax Return described herein.

(41) “USRPHC” means a United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(42) In addition, the following terms shall be interpreted as set forth below:

a. The words “hereof,” “herein,” “hereby” and “hereunder” and/or words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

b. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

c. References to the “Knowledge” of an entity shall refer to the actual personal knowledge of the directors, officers or managers of the entity, and the knowledge of any fact or matter which any Person would have following inquiries of those employees, directors or managers or former employees, directors or managers of the entity of whom such persons would reasonably believe would have actual knowledge of such matters presented.

d. References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement. The reference to an “Article” or “Section” is, unless otherwise specified, to one of the Articles or Sections of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

PEDEVCO CORP. a Texas corporation By: /s/ Frank C. Ingriselli Frank C. Ingriselli Chairman and Chief Executive Officer	WHITE HAWK ENERGY, LLC, a Delaware limited liability company By: /s/ Frank C. Ingriselli Frank C. Ingriselli Chairman and Chief Executive Officer
GOM HOLDINGS, LLC, a Delaware limited liability company By: /s/ Mark Nordlicht Name: Mark Nordlicht Title: Chief Investment Officer

EXHIBIT A

Parent Series B Certificate of Designations

[Filed as a separate exhibit to this Form 8-K]